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                                                                                               Reference Number:

IMMEDIATE ACTION REQUESTED

RE:  Special Meeting of Shareholders of Templeton Hard Currency Fund To Be Held On 7/29/16

Dear Shareholder:

Recently, you received proxy materials regarding the Special Meeting of Shareholders of Templeton Hard Currency Fund (the “Fund), the sole series of Franklin Templeton Global Trust (the “Trust”). Your voice is important in this proxy vote process, and the Special Meeting of Shareholders scheduled to be held on July 29th is quickly approaching. We have made numerous attempts to reach you by mail and/or phone in the last several weeks.  If we do not obtain enough votes to conduct the meeting, the meeting will have to be adjourned, and we will need to continue to request shareholder participation to reach the required quorum.

To cast your vote and eliminate additional communications on this matter, please call at your earliest convenience 1-844-700-1418 (toll-free) between 9:00 a.m. and 9:00 p.m. Eastern Time, Monday through Thursday, between 9:00 a.m. and 6:00 p.m. Eastern Time on Friday, or between 10:00 a.m. and 6:00pm Eastern Time on Saturday. During this brief call, you will speak with a representative of Boston Financial Data Services, the firm assisting the Fund with gathering votes.

At the time of the call, you will be asked for the reference number above in order to locate the voting record for your account. The representative will not have access to your confidential information, and the telephone line is also recorded for your protection. After the call, you will receive a confirmation of your vote by return mail.

The proposals for the Fund have been carefully reviewed by the Trust’s Board of Trustees.  The Trustees of the Trust, most of whom are not affiliated with Franklin Templeton Investments, are responsible for looking after your interests as a shareholder of the Fund. The Board of Trustees unanimously recommends that you vote FOR each proposal.

Thank you for your assistance with this important matter.

                                                                                                                                                THC 6 16